EXHIBIT 4.3

CONVERTIBLE NOTE

NEITHER THIS CONVERTIBLE NOTE NOR THE SHARES ISSUABLE UPON ANY CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.

DOLPHIN ENTERTAINMENT, INC.
CONVERTIBLE NOTE
(this “Note”)

Principal Amount: US $702,500	Original Issue Date: August 12, 2019

FOR VALUE RECEIVED, Dolphin Entertainment, Inc., a Florida corporation (the “Company”), promises to pay to Leslee Dart (the “Holder”), in lawful money of the United States of America, the principal amount of Seven Hundred and Two Thousand, Five Hundred Dollars ($702,500), and to pay interest on the unpaid principal amount hereof (as determined in accordance with Section 3 hereof) at the rate of ten percent (10%) per annum.

1.

Issuance.  This Note has been issued in connection with that certain Amendment, Waiver and Exchange Agreement, dated as of the date hereof (the “Original Issue Date”), by and among the Company, the Holder and the other parties thereto (the “Exchange Agreement”). Unless otherwise defined herein, all capitalized terms used in this Note have the respective meanings set forth in the Exchange Agreement.

2.

Term; Maturity Date.  This Note shall be for a term commencing on the Original Issue Date and ending on the date that is the first anniversary of the Original Issue Date, (the “Maturity Date”), unless earlier converted pursuant to the provisions of Section 5 hereof.

3.

Interest.

(a)

Rate of Interest.  This Note shall bear interest on the unpaid principal amount hereof from the Original Issue Date until such principal amount is repaid in full (or sooner converted), at the rate of ten percent (10%) per annum.  Interest on this Note shall accrue on the unpaid and outstanding principal amount hereunder from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance, until the principal hereunder, and accrued and unpaid interest thereon, shall have been paid in full.

(b)

Payment of Interest.  Interest be payable: (i) upon any prepayment as provided under Section 4(b), and (ii) on the Maturity Date.

(c)

Computation of Interest.  All computations of the interest rate hereunder shall be made on the basis of a 365/6-day year and the actual number of days elapsed.

4.

Payments and Prepayments.  The Company covenants and agrees that, so long as this Note is outstanding and unpaid:

(a)

Payment of Principal Amount and Interest.  The unpaid principal amount, plus accrued but unpaid interest thereon, shall be due and payable on the Maturity Date, in cash in immediately available funds.

(b)

Optional Prepayment.  The unpaid principal amount may be prepaid in whole or in part at any time, with three (3) calendar days’ prior written notice to the Holder, without penalty or premium before the Maturity Date; provided, that all accrued and unpaid interest on the portion of the principal amount so prepaid shall, as of the date of prepayment, also be paid in full.

SECTION 6.

(a)

Documentary Stamps.  The Company will pay for and affix all documentary stamps required by the laws of the State of Florida and will also pay all documentary stamp and other intangible taxes incurred as a result thereof.

5.

Conversion.

(a)

Optional Conversion of the Note.

The Holder shall have the right, at any time following the Original Issue Date and prior to the Maturity Date (subject to the earlier prepayment of all or any portion of the principal amount of this Note, together with accrued interests thereon, in accordance with Section 4(b)) to convert all or a portion of the principal of this Note and the accrued interest thereon into shares of Common Stock, subject to adjustment as contemplated by Section 5(b), in a number of shares of Common Stock equal to the quotient obtained by dividing (i) the principal and interest being converted by (ii) the average closing price per share of Common Stock, as reported by the Nasdaq Stock Market (or such other exchange or quotation system on which the Common Stock is then traded) for the 30-trading days immediately prior to, but not including the date on which the Holder delivers the Notice of Conversion (the “Calculation Period”, and such quotient, the “Conversion Price”).

If the Holder desires to convert all or any portion of this Note, then the Holder shall provide written notice to the Company of her option to convert the Note into Common Stock, which notice shall be substantially in the form of the Notice of Conversion attached hereto as Exhibit A (the “Notice of Conversion”).

The Company shall not be required to convert any securities, and no surrender of securities shall be effective for that purpose, while the stock transfer books of the Company for the Common Stock are closed for any purposes (but not for any period in excess of 15 days), but the surrender of securities for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such books were reopened, and with the application of the Conversion Price in effect at the date such books were reopened.  In addition to the foregoing, the Company shall not be required to convert any Note pursuant to any optional conversion pursuant to this Section 5(a), nor shall any conversion pursuant to this Section 5(a) be effective, unless and until the Holder provides a duly and validly executed Notice of Conversion.

(b)

Adjustment to the Conversion Price.

In case, during an applicable Calculation Period, (i) the outstanding shares of the Common Stock shall be subdivided into a greater number of shares, (ii) a dividend or other distribution in Common Stock shall be paid in respect of Common Stock, (iii) the outstanding shares of Common Stock shall be combined into a smaller number of shares thereof, or (iv) any shares of the Company’s capital stock are issued by reclassification of the Common Stock (including any reclassification upon a consolidation or merger in which the Company is the continuing corporation), the price of the Common Stock for each trading day in such Calculation Period prior to the effectiveness of such subdivision, combination or reclassification or prior to the record date of such dividend or distribution shall be proportionately adjusted to equal the product obtained by multiplying such price by a fraction, the numerator of which is the number of outstanding shares of Common Stock (on a fully diluted basis) prior to such combination, subdivision, reclassification or dividend, and the denominator of which is that number of outstanding shares of Common Stock (on a fully diluted basis) after giving effect to such combination, subdivision, reclassification or dividend.

In the case of (i) any reclassification or change of the Common Stock, (ii) a consolidation, merger or combination involving the Company or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as result of which holders of Common Stock shall be entitled to receive stock, other securities, or other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the securities then outstanding will be entitled thereafter to convert such securities into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such securities been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

(c)

Effect of Conversion. Upon the issuance of any Common Stock in accordance with this Section 5, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(d)

Notices of Record Date.  In the event (i) the Company fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Common Stock of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall provide to the Holder at least five (5) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

(e)

Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Note (taking into account the adjustments required by this Section 5), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding principal amount of this Note, together with accrued and unpaid interest thereon; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all this Note, then the Company will, as soon as is reasonably practicable, take all such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6.

Events of Default; Remedies.

(a)

Default.  The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”) hereunder:

(i)

if the Company fails to make payment of any amount of principal and interest or Common Stock payable with respect to the Note, or if the Company violates any of the agreements, promises, covenants, terms and conditions of the Note and such non-payment or violation remains uncured for ten (10) business days after the earlier of (i) the date of the applicable Notice of Event of Default (as defined below) and (ii) the date that a Responsible Officer (as defined below) acquires knowledge of any such violation.

(ii)

if the Company fails to maintain its corporate existence and such failure remains uncured for ten (10) business days after earlier of (i) the date of the applicable Notice of Event of Default or (ii) the date that a Responsible Officer  acquires knowledge of any such failure;

(iii)

if there shall be filed by or against the Company any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or any proceeding shall be commenced with respect to the Company under any insolvency, readjustment of debt, reorganization, dissolution, liquidation or similar law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity); provided that in the case of any involuntary filing or the commencement of any involuntary proceeding against the Company such proceeding or petition shall have continued undismissed and unvacated for at least 60 days;

(iv)

if any proceeding, procedure or remedy supplementary to or in enforcement of a final non-appealable judgment (other than any judgment that would not have a material adverse effect on the Company or any significant subsidiary, taken as a whole) shall be commenced against, or with respect to any material property of, the Company; or

(v)

if any petition or application to any court or tribunal, at law or in equity, shall be filed by or against the Company for the appointment of any receiver or trustee for the Company or any material part of the property of the Company, provided that in the case of any involuntary filing against the Company, such proceeding or appointment shall have continued undismissed and unvacated for at least 60 days.

(b)

Notice of Event of Default.  Upon the Chief Executive Officer, the President or the Chief Financial Officer (or principal accounting officer) (each a “Responsible Officer”) of the Company acquiring knowledge of the existence of an Event of Default, the Company shall send to the Holder a written notice (“Notice of Event of Default”) specifying the nature and period of existence of any Event of Default and what action the Company is taking or proposes to take with respect thereto.

(c)

Remedies Upon Default.  If any Event of Default shall occur for any reason, then and in any such event, in addition to all rights and remedies of the Holder under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Holder may, at its option, declare any or all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof, together with all accrued and unpaid interest thereon, shall forthwith become due and payable, together with interest accruing thereafter at the then applicable interest rate stated above until the indebtedness evidenced by this Note is paid in full, plus the costs and expenses of collection hereof, including, but not limited to, attorney’s fees and legal expenses, provided that all amounts payable under this Note shall become immediately due and payable without notice or demand upon the occurrence of any Event of Default described in Section 6(iii) or (v).

(d)

The Company’s Waivers.  The Company (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for the Holder to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or forbearance or other indulgence, without notice or consent.

7.

Other Provisions Relating to Rights of the Holder

(a)

Rights of the Holder.  This Note shall not entitle the Holder to any of the rights of a shareholder of the Company with respect to the Conversion Shares, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the

Company.  This Section 7(a) shall not affect the rights of the Holder in its capacity as a shareholder of the Company upon conversion of this Note and issuance to the Holder of shares of Common Stock pursuant to the terms hereof.

(b)

Lost, Stolen, Mutilated or Destroyed Note. If this Note shall be mutilated, lost, stolen, or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen, or destroyed but only upon receipt of evidence (which may consist of a signed affidavit of the Holder), of such loss, theft, or destruction of such Note, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

8.

Other Matters

(a)

Binding Effect; Assignment.  The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)

Further Actions.  At any time and from time to time, the Company and the Holder agree, without further consideration, to take such actions and to execute and deliver such documents as the other may reasonably request to consummate the transactions contemplated in this Note.

(c)

Modification; Waiver.  This Note and the Amendment to the Put Agreement to which it is attached sets forth the entire understanding of the Company and the Holder with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.  This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the Holder. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or hereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, power or privilege hereunder.  Any waiver must be in writing. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

(d)

Notices. All notices, requests, demands or other communications to the respective parties hereto shall be in writing addressed to the respective parties in accordance with Section 5 of the Put Agreement.

(e)

Severability.  If any provision of this Note is invalid, illegal, or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  The rate of interest on this Note is subject to any limitations imposed by applicable usury laws.

(f)

Headings.  The headings in this Note are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Note.

(g)

Governing Law.  This Note and any disputes or claims arising out of or in connection with its subject matter shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of such state that would cause the laws of another jurisdiction to apply. The parties hereto acknowledge and agree that venue and jurisdiction for any claim, suit or controversy related to or arising out of this Agreement shall be as set forth in the Put Agreement.  THE PARTIES HEREBY WAIVE THE RIGHT TO JURY TRIAL OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE CONDUCT OF THE RELATIONSHIP BETWEEN THEM.

9.

Guaranty.

(a) Each of Guarantor hereby unconditionally, absolutely, continuingly and irrevocably guarantees to the Holder the full, complete and timely payment and performance by the Company of each and every obligation, covenant or agreement, and all of the liabilities, of the Company arising under or in connection with the Exchange Agreement and the Note. In furtherance of the foregoing, each Guarantor agrees that if the Company shall fail to pay in full or perform when due any of such the Company’s obligations hereunder or thereunder, each Guarantor shall promptly pay and perform the same, at the place and in the manner specified herein, as if it was the principal obligor.

(b) Each Guarantor’s obligations under this Note are principal obligations and are not ancillary or collateral to any other right or obligation under this Note. Each Guarantor’s obligations under this Section 9 are (i) a continuing guaranty and shall remain in full force and effect until the satisfaction in full of all obligations, covenants and agreements of the Company under this Note and (ii) a primary guaranty of both payment and performance. Each Guarantor’s obligation under this Section 9 shall continue notwithstanding any assignment hereunder.

(c) Each Guarantor hereby waives any and all defenses specifically available to a guarantor, other than performance in full by the Company or a Guarantor. Each Guarantor’s liabilities shall in no way be impaired, affected, reduced or released by reason of (a) the failure or delay by the Holder or any other person or entity in pursuing any remedies or recourse against the Company provided for in this Note or the Exchange Agreement; or (b) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of the Company or the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting, the Company or any of its assets.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by its duly authorized officer.

DOLPHIN ENTERTAINMENT, INC.

By:	/s/William O’Dowd, IV
Name:	William O’Dowd, IV
Title:	Chief Executive Officer

42WEST, LLC, with respect to Section 9

By:	/s/ William O’Dowd, IV
Name:	William O’Dowd, IV
Title:

/s/William O’Dowd, IV
William O’Dowd IV, with respect to Section 9

Agreed and accepted by the Holder:

/s/ Leslee Dart

Leslie Dart

EXHIBIT A

FORM
NOTICE OF CONVERSION
OF CONVERTIBLE NOTE

[Insert Date]

a.

Dolphin Entertainment, Inc.

b.

2151 Le Jeune Rd, Suite 150

c.

Coral Gables, Florida 33134

d.

Attn: William O’Dowd IV, Chief Executive Officer

e.

f.

Re:

Notice of Conversion of Note

g.

h.

Ladies and Gentlemen:

i.

Reference is made to that certain Convertible Note (the “Note”) issued by Dolphin Entertainment, Inc., a Florida corporation (the “Company”) with an original principal amount of $702,500 payable by the Company to the order of the undersigned holder (the “Holder”). All capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Note.

Pursuant to Section 5(a) of the Note, the undersigned hereby irrevocably instructs the Company, by this notice, to convert $_____________, of the principal of the Note and all accrued interest thereon into ____________ shares of Common Stock, in accordance with the terms and conditions set forth in the Note, as of the date set forth above.

Please issue the certificate representing the shares of Common Stock into which the Note has been converted in the name of the undersigned and deliver such certificate by overnight courier to the undersigned at:

____________________________

____________________________

The undersigned hereby acknowledges that such certificate will not be delivered to the undersigned until the original Note has been received by the Company.

Very truly yours,

If held by an Individual:	If held by an Entity:

Name of Entity: ______________________
By: ________________________________
Name: ______________________________
Name: _____________________________	Title: _______________________________
Date: ______________________________	Date: _______________________________
E-mail: ____________________________	E-mail: _____________________________